CERTAIN PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED. THE REDACTED PORTIONS ARE MARKED AS ASTERISKS.

Oberon Media, INC.
SOFTWARE PRODUCT LICENSING AND SOFTWARE GAME DISTRIBUTION AND
PROMOTION AGREEMENT

This Software Product Licensing, and Game Software Distribution and Promotion Agreement (this “Agreement”) is effective as of, Jan 7th 2004 (the “Effective Date”), by and between Oberon Media, Inc., a Delaware corporation further described below (“Licensor”), and IncrediMail, Ltd., a Software corporation, located at Tel Aviv Israel (“Partner”), and describes the terms and conditions relating to Partner’s use, distribution and promotion of Licensor’s game software and other software products.

Partner:
Name:	IncrediMail Ltd.
Address:	2 Kaufman st’ - Tel Aviv
Country:	Israel
Telephone:	972-3-5160195
Main Contact:	Ofer Adler
FAX:	972-3-5160917
Email:	ofer@incredimail.com
URL:	incredimail.com

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

1. DEFINITIONS

The following capitalized terms will have the meanings set forth below:

“Game Center Software” means Licensor’s proprietary Software product, including all client side components presented via an Internet browser, server side components installed on a server computer, digital right management components and all other software modules used in connection with enabling distribution and promotion of various Software Games.

“Game Page” means the destination web page that is hosted by Licensor sites and branded with Partner Marks, from where a User may link to, access, play and purchase Software Game Versions that are hosted by Licensor.

“Partner Sites” means the Internet web site located at Partner’s URL listed above, including all related web pages, owned or operated by Licensor.

“Licensor Sites” means the Internet web sites owned and operated by Licensor from where Licensor and/or Licensor’s third party Developers promote the Programs, including informational web pages pertaining to the Programs.

“User” means the entity or person to whom the Programs are distributed for personal use.

“Program(s)” means the object code, including all Updates thereto, of each of Licensor’s software game program(s) distributed and sold via the Game Center Software Product, together with all Licensor documentation and related files. As used herein, “Program(s)” includes Demo Versions, Full Versions, and Web Versions.

“Web Version(s)” means a version of the Programs with a feature set for play when a User is connected to the Internet.

“Demo Version(s)” means a version of the Program with a feature set that limits the amount of play time or number of plays by a User of the Full Version.

“Full Versions(s)” means a version of the Programs that are enabled with full features and functionality pursuant to Licensor’s documentation and specifications.

“Licensor Marks” means the trademarks, service marks, logos and trade names of Licensor, Licensor Game Center Software Product, Licensor Programs, and other affiliated developers’ Programs published and distributed by Licensor.

“Licensor Material” means the marketing material pertaining to Licensor and the Programs provided by Licensor to Partner.

“Net License Fees” means the total gross fees received by Licensor for the sale of any of the Programs, less any amounts paid for taxes, refunds, returns, bandwidth costs, royalties paid to third party developers, and contested credit transactions.

“Bundle Net License Fees” means the percentage of the total gross fees received by Partner for the sale of a bundle of software and/or services that contains at least one Full Version, which is determined by dividing the total retail price of the Full Version by the total retail price of all of the components of the bundle if sold separately, less any amounts paid for taxes, refunds, returns, bandwidth costs, royalties paid to developers, and contested credit transactions.

“Confidential Information” means the confidential or proprietary technical or business information of a party, including without limitation: (a) proposals or research related to possible new products or services; (b) financial statements and other financial information; (c) reporting information, (d) the material terms of this Agreement and the relationship between the parties; and (e) launch dates; provided, however, that all of the information will be considered confidential only if it is conspicuously designated as “Confidential,” or if provided orally, identified at the time of disclosure as confidential.

“General Information” means all information that is not Personally Identifiable Information, which is tracked in connection with a User’s use of the Programs. Examples of “General Information” include, without limitation, statistical usage information, browser and video settings of a User’s computers, and the language of the User’s computer systems.

“Internet Protocol” means any protocol used to route data on the Internet or on any portion of the Internet, including all versions currently in existence or developed or implemented in the future.

“Personally Identifiable Information” means any information collected from Users that could be used to identify the identity of such User including, without limitation, name, email, address, and payment information.

“Territory” territory defined as world wide.

“Licensor Information” means the information and metadata to be incorporated into the Programs by Licensor prior to delivery, as specified by Licensor from time to time.

“Updates” means: (a) subsequent releases of the Programs that (i) add new features, functionality, and/or improved performance, (ii) operate on new or other databases, operating systems, or client or server platforms, or (iii) add new foreign language capabilities; (b) bug or error fixes, patches, workaround and maintenance releases; (c) new point releases, including those denoted by a change to the right of the first decimal (e.g., v3.0 to 3.1), and (d) new major version releases, regardless of the version name or number, but including those denoted by (i) a change to the left of the first decimal point (e.g., v5.0 to 6.0) and/or (ii) the addition of a date designation or a change in an existing case designation (e.g., v2001 to 2002).

“User Data” means, collectively, Personally Identifiable Information and General Information.

2. LICENSE GRANT

2.1 License to Use Game Center Storage. Subject to the terms and conditions of this Agreement, licensor hereby grants to Partner a nonexclusive, nontransferable single license to use the Game Center Software in the Territory as a stand-alone product, solely in object code format, for use by End-Users for the purpose of promoting and selling of various Programs.

The Game Center Software shall be licensed to provide Partner’s Internet users with access and/or links to the Programs.

2.1.1 The Game Center Software shall be private-labeled and branded to carry Partner’s page look.

2.1.2 The Game Center Software shall be linked to Partner Site via a URL at partner.com.

2.1.3 Licensor shall host, maintain and manage the Game Center Software on its servers and will provide Programs based on user demographic and consumer needs.

2.1.4 Licensor shall be the exclusive provider of content and Programs distributed via the Game Center Software. Licensor may from time to time at its discretion add, update, remove and replace programs offered via the Game Center software.

Partner shall not have the right to assign to any third parties the rights to Use the Game Center Software. Partner shall not have the right to use the Game Center Software outside of the Territory prior written consent from Licensor. Partner will have the right to veto distribution of any games from its channel by notification to Licensor.

2.2 License to Distribute. Licensor hereby grants to Partner a nonexclusive, worldwide right and license to, distribute and market to its users the Full Versions: (a) via the Game Center Software as the sole vehicle for selling Licensor’s Programs (b) through electronic distribution via Internet Protocol; and (c) any or all Programs, Bundled Programs or services offered by Licensor from time to time, whether electronically via Internet Protocol or through tangible media such as CD-ROMs, DVDs, diskettes, or hard disc drives. Additionally, Partner may distribute the Demo Versions through electronic distribution via the Internet.

2.3 Web Versions. In the event that Licensor makes a Web Version available for some programs, Licensor hereby grants to Partner a non-exclusive, worldwide right and license to market and promote the Web Version via the Game Center Software, and to link to the Web Version from the Game Pages pursuant to the terms and conditions of this Agreement.

2.4 Use of Licensor Marks and Licensor Material. Licensor hereby grants to Partner the right to use the names, trademarks, trade names, drawings, logos and symbols associated with Licensor and/or the Programs to market, identify and distribute the Programs in the manner contemplated herein.

3. PARTNER RIGHTS AND OBLIGATIONS

3.1 Promotion of Game Center. Partner will make its best efforts to promote the Game Center and drive traffic to the site. Partner may promote the offering via online and offline advertisement to its users.

3.2 Embedding of Game Center Software. Partner shall create a link between Partner Sites’ and the Game Center Software served of Licensor’s Site.

3.3 Advertising Rights. Partner shall have the right to advertise on the free space surrounding the Game Center Software Game Pages, in accordance with custom advertising policies on Partner’s site.

3.4 Technical Support and Program Updates. Throughout the Term, Licensor will provide Partner with: (a) reasonable technical support as Partner may require from time to time; (b) all reasonable assistance necessary for Partner to perform its obligations hereunder; and (c) Updates as soon as they are available. Partner will provide technical support to Users in accordance with Partner’s published policies.

4. LICENSOR’S RIGHTS AND OBLIGATIONS

4.1 Program Listings within the Game Center. Licensor will, at its sole editorial discretion, advertise or list the Programs on the Partner Sites. Licensor may refuse, suspend, or cease advertising, distributing or licensing any Programs if Licensor determines, in its sole discretion, that such action is commercially appropriate. Licensor will notify Partner within thirty (30) business days of any permanent suspension or cessation of advertising, distribution or licensing of any Programs but in no event will Licensor be liable to Partner for any damages of any nature arising from refusing, suspending or ceasing advertising or listing of any Program in the Partner Sites. Partner will have the right to veto distribution of any Programs on the Partner Sites by notification to Licensor.

4.2 Title. Licensor and its affiliated developers will retain all title and ownership in the Programs, and nothing in this Agreement will be construed to affect such Licensor rights. Licensor will be solely responsible for the content, quality and performance of the Programs and for any warranty, support, maintenance or other obligations related to the Programs. Partner acknowledges that the Licensor Marks and Licensor Material are owned solely by Licensor and except as expressly provided above; Partner does not hereby acquire any ownership or other rights in the Licensor Marks and Licensor Material. Partner will not remove, alter or add to any Licensor Marks, copyright notices, or other proprietary rights notices from the Programs without Licensor’s express consent.

4.3 Relationships with Third Party Developers. Licensor will have the sole control and responsibility for maintaining the relationships with third party developers. Partner shall refer any developer inquiry regarding possible publishing and/or distribution inquiry to Licensor.

4.4 User Support. Licensor and its affiliate developers will provide all Users with a substantially similar level of online support for the Programs as offered by Licensor to other individuals who have access to the Programs. Licensor will, at a minimum, provide email User support and will use commercially reasonable efforts to respond to User emails within two (2) business day during Licensor’s normal business hours.

5. PAYMENT TERMS

5.1 Net License Fee for Nonbundled Sales. For nonbundled sales of the Full Versions, Licensor will pay to Partner a fee of *****(1) percent (*****%(1)) of Net License Fees actually received by Licensor for the Programs.

5.2 Net License Fee for Bundled Sales. For sales of the Full Version included as part of a bundle, Licensor will pay to Partner a fee of *****(1) percent (*****%(1)) of the Bundle Net License Fee actually received by Licensor.

5.3 Payment. Licensor will pay to Partner the percentage of Net License Fees and Bundle Net License Fees stated in Section 5.2, 5.3 and 5.4 above. Payments will be made to Partner within forty-five (20) days of the end of each month in which Net License Fees and/or Bundle Net License Fees are collected by Licensor. If the amount payable to Licensor is less than one thousand dollars ($1,000) for any one month, Licensor may, at its sole discretion and upon notification to Partner, elect to pay Partner on a quarterly basis for the remainder of the Term, payments of which will be made within forty-five (45) days of the end of the quarter. All payment made hereunder will be made by check and in U.S. Dollars. Licensor will provide Partner with a report of Full Version sales each month (or quarter if applicable) Licensor will not owe Partner any fees for Demo Versions or Web Versions.

(1) REPRESENTS MATERIAL THAT HAS BEEN REDACTED AND SEPARATELY FILED WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

5.4 Taxes. With respect to the Net License Fees and Bundle Net License Fees, Licensor will collect and remit to the appropriate taxing authority, or require the purchaser to pay, all sales, use or similar taxes applicable. Except for the foregoing, each party is solely and separately responsible for its own taxes, user fees, or similar levies. Each party agrees to assist the other party in claiming exemption from any deductions or withholdings under any double taxation or similar agreement or treaty from time to time in force with respect to the royalties payable hereunder.

6. TERM

6.1 Term. The Agreement will commence on the Effective Date and will continue until terminated in accordance with the terms hereof.

6.2 Termination. Either party may terminate this Agreement *****(1) , provided that such terminating party gives the other party *****(1) prior written notice

6.3 Effect of Termination. Upon termination of the Agreement, the licenses granted to Partner herein will terminate. All User license agreements relating to the Programs will continue in perpetuity after the termination or expiration of this Agreement for whatever reason. Sections 4.2 Title, 5 Payment, 6.3 Effect of Termination, 7 Warranties, Liabilities and Indemnification and 8 General Provisions - will survive the termination of this Agreement for any reason.

7. WARRANTIES, LIABILITIES AND INDEMNIFICATION

7.1 Licensor Warranties. Licensor hereby represents and warrants to Partner that: (a) it is authorized to enter into this Agreement; (b) it has the rights and interests in the Programs to distribute and has the rights to grant the rights granted to Partner herein.

7.2 Partner Warranties. Partner hereby represents and warrants to Licensor that: (a) it is authorized to enter into this Agreement; (b) it is the exclusive owner of all rights and interests in the Partner’s Sites.

7.3 No Other Warranties. UNLESS SPECIFIED IN THIS AGREEMENT, ALL EXPRESS OR IMPIED CONDITIONS, REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE DISCLAIMED, EXCEPT TO THE EXTENT SUCH DISCLAIMERS ARE HELD TO BE LEGALLY INVALID.

 (1) REPRESENTS MATERIAL THAT HAS BEEN REDACTED AND SEPARATELY FILED WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

7.4 Limitation of Liability. EXCEPT FOR LICENSOR’S INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 7.5 BELOW, NEITHER PARTY WILL BE LIABLE FOR ANY LOST PROFITS, LOST DATA OR ANY FORM OF SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENCIAL OR PUNITIVE DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT WILL LICENSOR’S TOTAL LIABILITY UNDER THIS AGREEMENT EXCEED THE AMOUNTS ACTUALLY PAID TO PARTNER BY LICENSOR HEREUNDER DURING THE PREVIOUS SIX (6) MONTH PERIOD.

8. GENERAL PROVISIONS

8.1 Compliance With Laws. Both parties will comply with all material aspects of the laws and regulations applicable to its activities under this Agreement. Without limiting the foregoing, both parties will: (a) comply with all United States Department of Commerce and other United States export controls with respect to the subject matter hereof; and (b) not knowingly produce or distribute any software, products, or technical data in any country where such production or distribution would be unlawful.

8.2 Notices and Contact Information. All notices and demands under this Agreement will be in writing and will be delivered by personal service, express courier, or United States mail to the following addresses:

If to Licensor:

Oberon Media, Inc.

1450 Broadway, 18th Floor
New York, NY 10018-2201
Attention: Taj Kerret

If to Partner:
IncrediMail Ltd.
2 Kaufman st - 8th Floor
Tel Aviv, Israel 68012
Attention: Yaron Adler

Either party may change their address set forth above by providing written notice to the other party. Notice will be effective on receipt

8.3 Confidentiality. Except as expressly and unambiguously allowed herein, each party will hold in confidence and not use or disclose any Confidential Information and will similarly bind its employees and contractors in writing. The receiving party will not be obligated under this Section 8.3 with respect to information the receiving party can document. (a) is or has become readily publicly available with restriction through no fault of the receiving party or its employees or contractors; (b) was received without restriction from a third party lawfully in possession of such information and lawfully empowered to disclose such information; (c) was rightfully in the possession of the receiving party without restriction prior to its disclosure by the disclosing party; (d) is independently developed by the receiving party by employees without access to the other party’s similar Confidential Information; or (e) is required by law or order of a court, administrative agency or other governmental body to be disclosed by the receiving party. The parties’ obligations with respect to Confidential Information will continue for the shorter of two (2) years from the date of termination of this Agreement or until one of the above enumerated conditions becomes applicable. Each party acknowledges that its breach of this Section 8.3 will cause irreparable injury to the other for which monetary damages are not an adequate remedy. Accordingly, either party may be entitled to seek injunctions and other equitable remedies in the event of such breach by the other.

8.4 Non-Assignment. Partner may not assign, sublicense, transfer, encumber or otherwise dispose of this Agreement without the prior written approval of Licensor. Any attempted assignment, sublicense, transfer, encumbrance or other disposal of this Agreement by Licensor in violation of this provision will constitute a material default and breach of this Agreement. Except as otherwise provided, this Agreement will be binding upon and inure to the benefit of the parties’ successors and lawful assigns.

8.5 Press Releases and Public Statements. Neither party will issue any press releases or make public statements relating to this Agreement or the relationship between the parties without the other party’s review of and written consent to such press release or public statement.

8.6 Force Majeure. No party shall be deemed in default hereunder for any cessation, interruption or delay in the performance of its obligations due to causes beyond its reasonable control, including but not limited to: earthquake, flood, or other natural disaster, act of God, labor controversy, civil disturbance, war (whether or not officially declared) or the inability to obtain sufficient supplies, transportation or other essential commodity or service required in the conduct of its business, or any change in or the adoption of any law, regulation, judgment or decree (each a “Force Majeure Event”). Each party shall have the right to terminate this Agreement immediately upon written notice if any Force Majeure Event of another party continues for more than ten (10) days.

8.7 Miscellaneous. This Agreement together with Exhibit A constitutes the final agreement between the parties with regard to the subject matter herein and supersedes and cancels all prior negotiations, understandings, correspondence and agreements, oral and written, express or implied between the parties with regard to the subject matter herein. No waiver, amendment or modification of any provision of this Agreement will be effective unless it is in a document that expressly refers to this Agreement and is signed by both parties. Failure or delay by either party in exercising any rights or remedy under this Agreement will not operate as a waiver of any such right or remedy. The parties are independent contractors. Neither party will be deemed to be an employee, agent, partner or legal representative of the other for any purpose and neither will have any right, power of authority to create any obligation or responsibility on behalf of the other. If for any reason a court of competent jurisdiction finds any provision or portion of this Agreement to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect. This Agreement will be governed by the laws of Tel Aviv, Israel, excluding the Convention on Contracts for the International Sale of Goods, and without regard to conflict of laws provisions.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives.

LICENSOR:	PARTNER:

By: /s/ Tal Kerret	By: /s/ Yaron Adler
Name:Tal Kerret	Name:Yaron Adler
Title: Chairman	Title: CEO